Exhibit 4.2

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

                    THE SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                                  I-TRAX, INC.

                            -------------------------

        (Pursuant to Section 151 of the Delaware General Corporation Law)

                            -------------------------

         I-trax, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies that, pursuant to the authority vested in the Board of Directors of the Company (the "Board") by the Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), the following resolution was adopted as of December 24, 2003 by the Board pursuant to Section 141 of the Delaware General Corporation Law:

         RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation there shall be created a series of Preferred Stock, $0.001 par value per share, with the following designations, powers, preferences, rights, qualifications, limitations and restrictions:

         1. Designation and Number of Shares. There shall hereby be created and established a series of Preferred Stock designated as "Series A Convertible Preferred Stock." The authorized number of shares of Series A Preferred Stock is 1,500,000.

         2. Conversion.

                  (a) Conversion Formula. Each share of Series A Preferred Stock is convertible into the number of shares of common stock, par value $.001 per share, of the Company ("Common Stock") equal to the quotient of Twenty-Five Dollars ($25.00) (the "Original Issue Price") divided by the then applicable Conversion Price (as defined below).

                  (b) Optional or Automatic Conversion.

                           (1)  Optional  Conversion.  Subject to Section  2(c),
Shares of Series A Preferred Stock are convertible in whole or in part, at any time, or from time to time upon the election of the holder (such conversion, an "Optional Conversion").


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                           (2) Automatic Conversion. If (i) the shares of Common
Stock issuable upon conversion of the Series A Preferred Stock (the "Underlying Shares") are registered for resale under the Securities Act of 1933, as amended,
(ii) there is an effective registration statement and a related prospectus permitting resale of the Underlying Shares during the entire Automatic
Conversion Period (as defined below); (iii) during the entire Automatic Conversion Period, the Common Stock is listed or admitted for trading on The Nasdaq National Market, The American Stock Exchange or the New York Stock Exchange; and (iv) the Company has honored all conversions for which a Conversion Notice (as defined below) has been received in accordance with
Section 2(e)(5), the Shares of Series A Preferred Stock will be automatically converted, to the extent not restricted by Section 2(c), on the Trading Day (as defined below) immediately following the twentieth (20th) Trading Day out of thirty (30) consecutive Trading Days on which the Market Price (as defined below) of a share of Common Stock is equal to or greater than Seven Dollars
Fifty Cents ($7.50) (subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalizations or similar events and) (such conversion, the "Automatic Conversion," such 30 Trading Day period, the "Automatic Conversion Period" and the date on which it occurs, the "Automatic Conversion Date").

                           (3) Manner of Conversion.  Each such conversion under
this Section 2(b) will be in accordance with the terms of Section 2(a) above.

                  (c) 4.9% Limitation.

                           (1) Limitation. Notwithstanding anything to the
contrary contained herein, the number of shares of Common Stock that may be acquired at any time by a holder of Series A Preferred Stock upon conversion of Series A Preferred Stock will not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such holder (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the holder's right to convert, exercise, or purchase similar to the limitation set forth herein ("Excluded Shares")), together with all shares of Common Stock beneficially owned at such time (other than by virtue of the ownership of Excluded Shares) by persons whose beneficial ownership of Common Stock would be aggregated with the beneficial ownership of such holder for purposes of determining whether a group exists or for purposes of determining the holder's beneficial ownership (the "Aggregation Parties"), in either case for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), Rule 13d-1 to 7, and Schedules 13D and 13G thereunder (including as the same is made applicable to Section 16 of the Exchange Act and the rules promulgated thereunder), would result in the beneficial ownership by such holder or such group of more than 4.9% of the shares of Common Stock for purposes of Section 13(d) or Section 16 of the Exchange Act and the rules promulgated thereunder. The Company and the holders of Series A Preferred Stock agree that, if and to the extent this Section 2(c) would restrict the conversion of the shares of Series A Preferred Stock held by any holder (a "Restricted Holder"), then notwithstanding anything to the contrary contained herein, only that portion of the shares of Series A Preferred Stock held by the Restricted Holder as may be converted in accordance with this Section 2(c) will be converted and the remaining shares of Series A Preferred Stock held by the Restricted Holder will remain outstanding until the ninetieth (90th) day following the date of the Automatic Conversion Date, at



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which time the remaining shares of Series A Preferred Stock held by the
Restricted Holder will automatically convert into shares of Common Stock in the manner provided for in Section 2(b) above and the limitation on conversion set forth in this Section 2(c) will cease and be of no further force or effect. Any Restricted Holder will promptly (and in any event prior to the Automatic Conversion Date) notify the Company in writing if this Section 2(c) would restrict conversion of such holder's Series A Preferred Stock, specifying therein the number of shares of Series A Preferred Stock so restricted. If at any time the limits in this Section 2(c) make the shares of Series A Preferred Stock held by any holder not convertible in whole or in part, the Company shall not by reason thereof be relieved of its obligation to issue shares of Common Stock at any time or from time to time thereafter as and when shares of Common Stock may be issued without violating such restrictions. Notwithstanding anything else in this Section 2(c) to the contrary, all shares of Series A Preferred Stock will cease to accrue dividends effective as of the Automatic Conversion Date.

                           (2) Waiver of Limitation. Any holder of Series A
Preferred Stock may waive the provisions of this Section 2(c) upon sixty-one
(61) day notice to the Company to this effect.

                           (3) Exception to Limitation. The provisions of this
Section 2(c) will not apply to any holder of Series A Preferred Stock that is also a holder of 5% or more of the outstanding shares of Common Stock (which, for the avoidance of doubt, will specifically exclude shares of Common Stock that such holder of Series A Preferred Stock may acquire at any time upon conversion of Series A Preferred Stock) and is in compliance with the requirements of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder (including as the same is made applicable to Section 16 of the Exchange Act and the rules promulgated thereunder) for so long as such holder continues to comply with such requirements.

                  (d) Additional Definitions.

                           (1) Conversion Price. The initial "Conversion Price"
of each share of Series A Preferred Stock is Two Dollars Fifty Cents ($2.50) (such that on the date on which shares of Series A Preferred Stock are first issued, each such share would convert into ten (10) shares of Common Stock). The initial and any subsequent Conversion Price is subject to adjustment as provided in Section 3 below.

                           (2) Market Price. "Market Price" means, with respect
to the shares of Common Stock on a Trading Day, (i) if the shares are listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the last reported sales price as reported on such exchange or market on such Trading Day; (ii) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the average of the last reported highest closing bid and lowest asked quotation for the shares as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or a similar service if NASDAQ is not reporting such information on such Trading Day; or (iii) if the shares are not listed or admitted for trading on any national securities exchange or included in The




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Nasdaq National Market or Nasdaq SmallCap Market or quoted by NASDAQ or a similar service, the average of the last reported highest bid and lowest asked quotation for the shares as quoted by a market maker in the shares (or if there is more than one market maker, the highest bid and lowest asked quotation shall be obtained from two market makers and the average of the highest bid and lowest asked quotation) on such Trading Day. In the absence of any available public quotations for the Common Stock, the Board shall determine in good faith the fair value of the Common Stock, which determination shall be set forth in a certificate by the Secretary of the Company, and which shall constitute the Market Price.

                           (3) Trading Day. "Trading Day" means a day on which
the principal market or quotation system on which shares of Common Stock are traded or quoted is open to transact business.

                  (e) Effecting a Conversion.

                           (1) Optional Conversion. The holder of a share of
Series A Preferred Stock shall effect an Optional Conversion by surrendering to the Company the certificate representing such share, together with written notice of election to convert and specifying the name and address in which a certificate or certificates of shares of Common Stock are to be issued (a "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Series A Preferred Stock to be converted and the effective date of such conversion, which date may be neither prior to, nor more than ten (10) days after, the date the holder delivers such Conversion Notice to the Company. If the effective date of the conversion is not specified in a Conversion Notice, the effective date of the conversion will be the date that the Conversion Notice is received by the Company. Each Conversion Notice, once given, is irrevocable, except that (A) a conversion not honored, and the shares issuable thereunder not delivered, within three business days of the effective date of such conversion will be revocable until such conversion is honored and the shares issuable thereunder delivered and (B) the effectiveness of a Conversion Notice may be made conditional upon external events, such as the acceptance for purchase in a tender offer of Underlying Shares, or the consummation of a merger or other transaction involving Underlying Shares. A holder of shares of Series A Preferred Stock may only convert shares of Series A Preferred Stock in blocks equal to at least the lesser of (i) the number of shares of Series A Preferred Stock convertible into five thousand (5,000) shares of Common Stock and (ii) all shares of Series A Preferred Stock then held by the holder. If the holder is converting less than all shares of Series A Preferred Stock represented by the certificate or certificates tendered by the holder to the Company with the Conversion Notice, the Company will convert the number of shares of Series A Preferred Stock so specified and shall within three business days of the effective date of conversion deliver to such holder a certificate for such number of shares of Series A Preferred Stock as have not been converted.

                           (2) Automatic Conversion. Upon Automatic Conversion,
the Company will notify each holder of Series A Preferred Stock of the effective date of Automatic Conversion and each holder shall surrender the certificate or certificates representing all of the shares of Series A Preferred Stock owned by such holder. Each holder of shares of Series A Preferred Stock will be deemed a holder of record of the Common Stock upon such Automatic Conversion.



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


                           (3) Dividends. Upon a conversion or a deemed
conversion hereunder, including without limitation under Section 5(c), of a share of Series A Preferred Stock all accrued and unpaid dividends on such share shall, at the election of the Company, be paid either in cash, to the extent funds are legally available therefor, or that number of shares of Common Stock equal to the quotient of such accrued and unpaid dividends divided by the average Market Price of the Common Stock for the ten (10) consecutive Trading Days preceding the effective date of conversion. Pursuant to this Section 2(e)(3), accrued but unpaid dividends may only be paid in shares of Common Stock if such Shares of Common Stock are registered under the Securities Act of 1933, as amended.

                           (4) Fractional Shares. The value of all fractional
shares resulting from a conversion of shares of Series A Preferred Stock or accrued but unpaid dividends thereon will be rounded down to the nearest whole cent and paid out in cash.

                           (5) Miscellaneous. The Company will cancel upon
receipt all certificates representing shares of Series A Preferred Stock surrendered for conversion for which conversions have been honored. Within three business days of the date of conversion, the Company shall deliver to the holder of shares so surrendered certificate(s) representing the number of shares of Common Stock into which such shares were converted.

                  (f) Reservation of Shares.

                           (1) Reserved Shares. The Company will at all times
reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series A Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series A Preferred Stock, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. All shares of Common Stock issued upon conversion of shares of Series A Preferred Stock shall be duly and validly authorized and fully paid and non-assessable.

                           (2) Additional Shares. If at any time the number of
authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series A Preferred Stock, the Company will take such corporate action as is necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                  (g) Issue Taxes. The Company shall pay any issue taxes incurred in respect of the issue of shares of Common Stock upon conversion of shares of Series A Preferred Stock. If a holder of shares of Series A Preferred Stock specifies that the shares of Common Stock to be issued are to be issued in a name or names other than the name or names in which such Series A Preferred Stock stand, then the Company will not be required to pay any additional transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes are not paid to the Company or the transfer agent for


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


the Series A Preferred Stock at the time of such conversion, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the Series A Preferred Stock were registered, despite the instructions to the contrary.

         3. Adjustment of Conversion Price. The number and kind of securities issuable upon the conversion of the Series A Preferred Stock and the Conversion Price will be adjusted from time to time in accordance with the following provisions:

                  (a) Subdivision or Combination of Shares. If, while any share of Series A Preferred Stock is outstanding, the Company (i) subdivides the outstanding shares of Common Stock into a larger number of shares or (ii) combines the outstanding shares of Common Stock into a smaller number of shares, then, and in each such event, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions pertaining to the Series A Preferred Stock will be taken by the Company) so that the holder of any outstanding share of Series A Preferred Stock thereafter surrendered for conversion will receive the number of shares of Common Stock or other securities of the Company that such holder would have owned or would have received upon or by reason of any event described in this Section 3(a) had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 3(a) shall become effective retroactively in the case of any such subdivision or combination, to the close of business on the day upon which such corporate action becomes effective.

                  (b) Stock Dividends. If, while any share of Series A Preferred Stock is outstanding, the Company declares, pays or otherwise distributes a dividend or other distribution with respect to outstanding shares of Common Stock (or declares such dividend), the Conversion Price shall be reduced, as of the date a record is taken of the holders of Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the earliest of the date of such declaration, payment or other distribution), to the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such declaration, payment or other distribution by a fraction (i) the numerator of which is the number of shares of Common Stock outstanding immediately prior to such declaration, payment or other distribution, and (ii) the denominator of which is the total number of shares of Common Stock outstanding immediately after such declaration, payment or other distribution. If the Company declares, pays or otherwise distributes any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                  (c) Capital Events.

                           (1) Condition to Capital Event. While any Share of
Series A Preferred Stock is outstanding, in advance of, and as a condition to the occurrence of, any Capital Event (as defined below), any resulting successor or acquiring entity (if not the Company) must assume by written instrument the obligations of this Section 3(c).



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                           (2) Capital Event Obligations. If, while any share of
Series A Preferred Stock is outstanding, there is a Capital Event (as defined below), the Board, in advance of such Capital Event and subject to the right of the holder of shares of Series A Preferred Stock to elect to declare certain such events a Deemed Liquidation pursuant to Section 5(c) below, shall make appropriate adjustment (as reasonably determined in good faith by the Board) in the application of the provisions herein set forth with respect to rights and interests thereafter of the holder of the Series A Preferred Stock, to the end that the provisions set forth herein (including the specified changes in and other adjustments of the number of shares underlying the Series A Preferred Stock) shall thereafter be applicable, as near as reasonably may be, in relation to any such shares of stock or other securities or other property thereafter deliverable upon conversion of the Series A Preferred Stock. "Capital Event" means (i) a capital reorganization or reclassification (other than a change in par value) of the capital stock of the Company, or (ii) exchange or conversion of the Common Stock for or into securities of another corporation or other entity, or (iii) consolidation or merger of the Company into any other person (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or (iv) sale, lease or other conveyance of all or substantially all of the assets of the Company.

                  (d) Other Provisions Applicable to Adjustment Under this
Section 3. The following provisions apply to an adjustment of the Conversion Price as provided in this Section 3:

                           (1) Treasury Shares. The number of shares of Common
Stock at any time outstanding
shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Company.

                           (2) Other Action Affecting Common Stock. If the
Company takes any action affecting the outstanding number of shares of Common Stock other than an action described in Sections 3(a)-3(c), which would have an inequitable effect on the holders of the Series A Preferred Stock, then the Conversion Price shall be adjusted in such manner and at such times as the Board may in good faith determine to be equitable in the circumstances.

                           (3) Minimum Adjustment. No adjustment of the
Conversion Price shall be made if such adjustment is less than one percent (1%) of the Conversion Price then in effect, but any such amount will be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

                           (4) Certain Adjustments. The Conversion Price shall
not be adjusted upward except in the event of a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                  (e) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the


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observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

                  (f) Notices of Adjustments. Whenever the Conversion Price is adjusted as herein provided, the Chief Financial Officer (or another senior executive officer in the absence of the Chief Financial Officer) of the Company shall, in good faith, compute the adjusted Conversion Price in accordance with the foregoing provisions and prepare a written certificate setting forth such adjusted Conversion Price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to each record holder of the Series A Preferred Stock.

         4. Rank. In a Liquidation (as defined in Section 5(a) below), Series A Preferred Stock will rank, as to dividends and rights upon liquidation, dissolution or winding up, senior and prior to (i) Common Stock and (ii) each other class or series of capital stock of the Company hereafter created which does not expressly rank pari passu with or senior to Series A Preferred Stock. (All equity securities of the Company to which the Series A Preferred Stock ranks senior, whether with respect to dividends, rights upon liquidation, dissolution, winding up or otherwise, including the Common Stock, are collectively referred to herein as "Junior Securities," all equity securities of the Company to which the Series A Preferred Stock ranks on a parity with, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise, are collectively referred to herein as "Parity Securities" and all equity securities of the Company to which the Series A Preferred Stock ranks junior, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise are collectively referred to herein as "Senior Securities").

         5.       Liquidation Rights.

                  (a) Liquidation Preference. Upon a voluntary or involuntary liquidation, or dissolution or winding up of the Company (a "Liquidation"), before any distribution of assets are made to the holders of Junior Securities, the holder of each then outstanding share of Series A Preferred Stock shall be paid out of the assets of the Company legally available for distribution to its stockholders (the "Available Assets") the Original Issue Price plus all dividends accrued but unpaid on the Original Issue Price (whether or not declared) up to the date of the Liquidation (such amount, the "Liquidation Preference").

                  (b) Priority. If the Available Assets are insufficient to pay the holders of outstanding shares of Series A Preferred Stock and of all Parity Securities the full Liquidation Preference of all such securities, then the holders of all such shares shall share the Available Assets ratably with all other holders of shares of Series A Preferred Stock and Parity Securities in such distribution of assets in proportion to the Liquidation Preference of the respective shares.

                  (c) Deemed Liquidation. The holders of a majority of the then outstanding shares of Series A Preferred Stock, acting as a single class, may deem a Liquidation to be any of the following (each such event, a "Deemed Liquidation"): (i) a merger, reorganization or


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consolidation of the Company with or into another corporation or other similar transaction or series of related transactions if the Company is not the surviving entity in such merger, reorganization, consolidation or similar transaction or series of related transactions or if the member of the Board immediately prior to such merger, reorganization, consolidation or similar transaction do not continue as a majority of members of the Board of the surviving entity immediately after such merger, reorganization, consolidation or similar transaction; and (ii) the sale of all or substantially all the assets of the Company. Upon a Deemed Liquidation, holders of Series A Preferred Stock may elect to receive either (i) the Liquidation Preference or (ii) the consideration issuable in the merger, reorganization or consolidation or similar transaction to the holders of shares of the Common Stock pro rata with such holders as if the outstanding shares of Series A Preferred Stock were converted into shares of Common Stock pursuant to Section 2 above immediately prior to the record date of such merger, reorganization or consolidation or similar transaction. The value of consideration issuable in any merger, reorganization or consolidation or similar transaction shall be determined in good faith by the Board.

                  (d) Notice. The Company will send a written notice of a Liquidation or a possible Deemed Liquidation to the holders of record of the Series A Preferred Stock, stating a payment date, the liquidation amount and the place where the Liquidation Amount will be paid, not less than thirty (30) days prior to the payment date, using any of the following delivery methods: (i) in person; (ii) mailed by certified or registered mail, return receipt requested;
(iii) sent by national courier; or (iv) sent by telecopier. The notice will be addressed to each holder as shown by the records of the Company.

         6. Dividends. Each share of Series A Preferred Stock will accrue dividends at the rate of 8% per annum on the Original Issue Price beginning on the Original Issue Date of such share of Series A Preferred Stock. Accrued and unpaid dividends are payable in accordance with Section 2(e)(3) or 5(a).

         7. Voting Rights.

                  (a) Stockholder Votes. Each holder of outstanding shares of Series A Preferred Stock is entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held of record by such holder are convertible at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law and by the provisions of Section 8 below, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

                  (b) Notice. The Company shall notify in writing each holder of Series A Preferred Stock of any meeting of the stockholders (and provide them with copies of proxy materials and other information sent to stockholders). In the event of any undertaking by the Company of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, recapitalization or similar transaction) any share of any class or any other securities or property, or to receive any


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other right, or for the purpose of determining stockholders who are entitled to vote in connection with a Liquidation the Company shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or twenty (20) days prior to the consummation of any transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

                  (c) Delaware General Corporation Law. To the extent that under the Delaware General Corporation Law ("DGCL") the vote of the holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class.

         8. Protective Provision. As long as the shares of Series A Preferred Stock are outstanding, the Company shall not, without the consent of at least a majority of the then outstanding shares of Series A Preferred Stock:

                  (a) Parity or Senior Securities. Authorize, issue or sell, or agree to authorize, issue or sell, any new class or series of Parity Securities, Senior Securities or securities or rights of any kind convertible into or exercisable or exchangeable for any Parity Securities or Senior Securities;

                  (b) Charter Amendments. Amend the Certificate of Incorporation or Bylaws of the Company so as to affect adversely the rights, preferences or privileges of the Series A Preferred Stock or any Parity Securities or Senior Securities; or

                  (c) Dividends. Declare, pay, or set aside for payment any dividend on any Junior Securities (except for dividends payable in Junior Securities) or Parity Securities (unless the Series A Preferred Stockholders shall participate in such dividend pari passu).

         9. No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock acquired by the Company upon redemption, purchase, conversion or otherwise shall not be reissued, and all such shares of Series A Preferred Stock shall be cancelled, retired and eliminated from the shares of Series A Preferred Stock which the Company shall be authorized to issue. Any such shares of Series A Preferred Stock acquired by the Company shall have the status of authorized and unissued shares of Preferred Stock issuable in undesignated series and may be redesignated and reissued in any series of preferred stock other than as Series A Preferred Stock. No shares of Series A Preferred Stock shall be authorized or issued after the date of this resolution other than those set forth in Section 1.

         10. Registered Holders. A holder of Series A Preferred Stock registered on the Company's stock transfer books as the owner of shares of Series A Preferred Stock shall be


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treated as the owner of such shares of all purposes. All notices and all payments required to be mailed to a holder of shares of Series A Preferred Stock shall be mailed to such holder's registered address on the Company's stock transfer books, and all dividends and redemption payments to a holder of Series A Preferred Stock made hereunder shall be deemed to be paid in compliance hereof on the date such payments are deposited into the mail addressed to such holder at his registered address on the Company's stock transfer books.

         11. Certain Remedies. Any registered holder of shares of Series A Preferred Stock is entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States of America or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

         12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         13. Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth herein (as may be amended) from time to time is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such right, preference or limitation (including, without limitation, the dividend rate) shall be enforced to the maximum extent permitted by law and all other rights, preferences and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

         IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Company, has executed this Certificate of Designations as of March 19, 2004.

                                  I-TRAX, INC.



                                         By:  /s/ Frank A. Martin
                                              -------------------------------
                                              Name:  Frank A. Martin
                                              Title: Chief Executive Officer



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